EXHIBIT 2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA
AUDITOR’S CONSENT
I have read Export Development Canada’s Form 18-K dated May 7, 2008. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
I consent to the use of my report dated February 15, 2008 to the Minister of International Trade on Export Development Canada’s financial statements for the fiscal year ended December 31, 2007 included in Export Development Canada’s annual report attached to the above mentioned Form 18-K filed pursuant to the Securities Exchange Act of 1934 and to its incorporation by reference into Export Development Canada’s Registration Statement on Schedule B, filed on December 21, 2007, under the Securities Act of 1933.
/s/ Ronald C. Thompson

Assistant Auditor General
for the Auditor General of Canada

Ottawa, Canada
May 7, 2008